Exhibit 99.1

News Release

Contact:
Veronica Zanellato Kido
Keane Inc.
617-517-1390

Chrissy Campbell
Porter Novelli
617-897-8265

KEANE APPOINTS FORMER WIPRO SENIOR EXECUTIVE RICHARD GARNICK

AS PRESIDENT OF NORTH AMERICAN SERVICES

IT Services Industry Veteran Tasked With Revenue and Earnings Growth

BOSTON, Mass., August 22, 2005 — Keane, Inc. (NYSE: KEA), a leading business and information technology (IT) services firm, today announced that Richard Garnick has joined the company as president of North American Services, reporting to company President and CEO Brian Keane. Garnick will drive sales strategy and delivery execution for Keane’s operations in North America.

This executive hire is the latest in a series of moves that the company has made in the execution of its strategy, which includes developing highly targeted industry-specific solutions and delivering them through a global network of highly skilled professionals and vertical practices.

“We are thrilled to welcome Rich to Keane’s leadership team. His exceptional track record at building and growing revenue streams, architecting client-centric solutions, and executing a global delivery model will be invaluable to the organization as Keane continues to grow,” said Brian Keane. “Rich will play a pivotal role in driving Keane’s sales effectiveness and ensuring that we develop and deliver compelling business solutions that help clients achieve world-class performance through business and IT transformation.”

With over 20 years of experience in high technology, Garnick is an expert in developing innovative and successful corporate-wide sales programs. He joins Keane from Wipro, where he served on the Management Board of the firm’s executive team, as Chief Executive-Americas & Enterprise Application Service (EAS) for four years.  Garnick helped accelerate Wipro’s business growth and profitability in the America’s from $150 million to $1 billion in U.S. revenues and led a global business with more than 35,000 employees.  In addition, Garnick helped grow Wipro’s global EAS business from $10 million to an industry-leading position with annualized revenue of over $200 million in less than four years.

Prior to Wipro, Garnick served as CEO and Chairman at Global Digital Media, Inc. and has held leadership positions at Avnet, Arrow Electronics, Innovoice and Texas Instruments. He holds an MBA from Loyola College and a Commerce and Engineering degree from Drexel University. Garnick is also a member of the Board of the Information Technology Association of America (ITAA).

“Keane has been a pioneer and thought leader in the IT services space for decades – from its approach to project management and software development in the late 1960s and 1970s to the expansion of its global delivery model in the late 1990s. I believe Keane is uniquely positioned to leverage unmatched global delivery capabilities, customer intimacy, and understanding of the intersection of business and technology to drive profound business benefit,” said Garnick. “I look forward to working with the entire Keane team to deliver innovative and cost-effective industry-specific business solutions for our clients and further accelerate the company’s growth and profitability.”

Garnick will succeed Bob Atwell, senior vice president of North American branch operations at Keane.  Atwell will continue to work closely with the leadership team on strategic initiatives such as M&A, sales effectiveness and global delivery through December 2006.

About Keane

In business since 1965, Keane, Inc. (NYSE: KEA) is a premier business and IT services firm.  Keane delivers Application and Business Process Services to help clients transform their business and IT operations to achieve demonstrable, measurable and sustainable business benefit.  Keane is a trusted advisor and partner for its clients by solving real business issues through the development and implementation of cost-effective, change-oriented, industry-specific solutions.  Specifically, Keane delivers highly synergistic service offerings, including Application Development & Integration, Application Outsourcing and Business Process Outsourcing.  Keane believes that business and IT improvements are best realized by streamlining and optimizing business and IT processes, implementing rigorous management disciplines, and fostering a culture of accountability through meaningful performance metrics.  Keane, based in Boston, MA USA, delivers its services through an integrated network of regional offices in the United States, Australia, Canada, India and the United Kingdom, and via SEI CMMI Level 5 evaluated Advanced Development Centers (ADCs) in Canada and India.  Information on Keane is available on the Internet at www.keane.com.

Safe Harbor for Forward-Looking Statements:

This press release contains a number of forward-looking statements concerning Keane’s current expectations as to future growth and its results of operations.  Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “projects,” “will,” “would,” and similar expressions) should also be considered to be forward-looking statements.  There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: continued or further downturns in the U.S. economy, political and economic conditions in India, the loss of one or more major clients, unfavorable government audits, unanticipated disruptions to Keane’s business, the successful completion of software development or management projects, the availability and utilization rate of professional staff, and other factors detailed under the caption “Certain Factors That May Affect Future Results” in Keane’s Quarterly Report on Form 10-Q for the period ended June 30, 2005, which important factors are incorporated herein by this reference.  Keane disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release, including the potential impact of any future acquisitions, mergers, or dispositions it may make.

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